Exhibit 12.3

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

	Year Ended December 31,
	2016	2015	2014	2013(1)	2012(1) (2)
	(in $ millions)
Earnings:
Income from continuing operations before taxes	7,817	8,134	12,272	10,807	11,236

- Income from associated companies	(703)	(266)	(1,918)	(599)	(549)

Income from continuing operations before taxes (after eliminating our share of income from associated companies)	7,114	7,868	10,354	10,208	10,687

+ Fixed charges	819	759	818	798	844

+ Dividends from associated companies	898	431	478	443	421

Total EARNINGS	8,831	9,058	11,650	11,449	11,952

Fixed charges:
Interest expense	707	655	704	683	724
Interest within rental expense (1/3 of rental)	112	104	114	115	120

Total FIXED CHARGES	819	759	818	798	844

Ratio of Earnings to Fixed Charges	10.8	11.9	14.2	14.3	14.2

(1)         Figures for 2013 and 2012 differ from previously published information and have been restated to reflect the implications of the presentation of continuing operations as described in more detail for both years under Item 18. Financial Statements — Note 30 in our Annual Report on Form 20-F for the year ended December 31, 2014.

(2)         Figures for 2012 have been restated to reflect the adoption of revised IAS 19 on Employee Benefits.